Exhibit 2.3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: Rand Logistics, Inc., et al. [1] Debtors.	Chapter 11 Case No. 18-10175 (BLS) (Jointly Administered) Related Docket Nos. 13, 14 and 156

NOTICE OF (A) ENTRY OF ORDER APPROVING THE DEBTORS’ DISCLOSURE

STATEMENT FOR, AND CONFIRMING, THE DEBTORS’ JOINT PREPACKAGED

CHAPTER 11 PLAN OF REORGANIZATION; (B) OCCURRENCE OF EFFECTIVE
DATE OF THE PLAN; (C) SUBSTANTIAL CONSUMMATION OF THE PLAN;

AND (D) BAR DATES FOR CERTAIN CLAIMS

PLEASE TAKE NOTICE OF THE FOLLOWING:

1.                  Confirmation of the Plan. On February 28, 2018, the Honorable Brendan L. Shannon, Chief United States Bankruptcy Judge for the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), entered the Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (the “DS Approval/Confirmation Order”) confirming the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 13] (as may be amended, modified, or supplemented from time to time, the “Plan”), and the Disclosure Statement for the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 14] (as may be amended, modified, or supplemented from time to time, the “Disclosure Statement”).

2.                  Effective Date. Pursuant to the DS Approval/Confirmation Order, each of the conditions precedent to the effectiveness of the Plan has occurred or was waived in accordance with Article VIII of the Plan. Accordingly, the Plan became effective on March 1, 2018 (the “Effective Date”).

3.                  Substantial Consummation. Pursuant to section 1101(2) of the Bankruptcy Code, the Plan has been substantially consummated.

4.                  Releases, Exculpation and Injunctions. The Plan contains release, exculpation and injunction provisions. The injunctions in the Plan include a permanent injunction of the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claim or Interest, including any right, Claim or Cause of Action released pursuant to the Plan.

5.                  Bar Date for Professional Fee Claims. All requests for compensation or reimbursement of Professional Fee Claims shall be filed no later than April 30, 2018 (i.e., sixty (60) days after the Effective Date). The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and the Court. Objections to any Professional Fee Claims must be filed and served on the Debtors, counsel to the Debtors, counsel to the Second Lien Agent and Second Lien Lender, and the requesting party no later than twenty (20) days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the party requesting compensation of a Professional Fee Claim). Any fees incurred by the Reorganized Debtors’ professionals after the Effective Date will be paid by the Reorganized Debtors to such professionals in the ordinary course.

_______________________

1        The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Rand Logistics, Inc. (5343); Lower Lakes Transportation Company (5364); Grand River Navigation Company, Inc. (5146); Black Creek Shipping Company, Inc. (5474); Rand LL Holdings Corp. (6352); Rand Finance Corp. (1847); and Black Creek Shipping Holding Company, Inc. (5313). The service address for each of the above Debtors is 333 Washington Street, Suite 201, Jersey City, NJ 07302.

6.                  Administrative Claims Bar Date. Requests for payment of Administrative Claims (other than Professional Fee Claims) must be filed with the Court and served on the Reorganized Debtors no later than April 16, 2018 (i.e., forty-five (45) days after the Effective Date). Such request must include at a minimum (i) the name of the Debtor(s) purported to be liable for the Administrative Claim, (ii) the name of the holder of the Administrative Claim, (iii) the amount of the Administrative Claim, and (iv) the basis for the Administrative Claim. Failure to file and serve such request timely and properly shall result in the Administrative Claim being forever barred and such Administrative Claim shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be filed and served on the Reorganized Debtors and the requesting party no later than the 75th day after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim previously Allowed by Final Order, including all Administrative Claims expressly Allowed under the Plan. Notwithstanding anything in the Plan to the contrary, the Administrative Claims Bar Date shall not apply to (i) any liability incurred and payable in the ordinary course of business by the Debtors, (ii) any Administrative Claim that has been Allowed on or before the Effective Date or (iii) Administrative Claims described in Bankruptcy Code section 503(b)(1)(B), (C) or (D).

7.                  Bar Date for Rejection Damages Claims. If the rejection of an executory contract or unexpired lease pursuant to the Plan or otherwise results in a Rejection Damages Claim, then such Rejection Damages Claim shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors or their properties, or any of their interests in properties as agent, successor or assign, unless a proof of Claim is filed with the Claims and Voting Agent with Kurtzman Carson Consultants LLC, the Debtors’ claims agent, as follows: (i) by mail, Rand Claims Processing Center, c/o KCC, 2335 Alaska Ave, El Segundo, CA 90245; (ii) by courier, hand delivery, or overnight delivery, Rand Claims Processing Center, c/o KCC, 2335 Alaska Ave, El Segundo, CA 90245 or (iii) electronically using the interface available on the website maintained by Kurtzman Carson Consultants LLC in these cases (http://www.kccllc.net/Rand) by no later than April 2, 2018, (i.e., thirty (30) days after the Effective Date).

8.                  Binding Effect. Effective as of the Effective Date, except as expressly provided in the Plan or the Confirmation order, the Plan (including the Plan Supplement and exhibits thereto) and the Confirmation Order are binding on: the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (regardless of whether such holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, exculpations and injunctions described in the Plan, each Entity acquiring property under the Plan, any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors, any Person making an appearance in the Chapter 11 Cases and any other party in interest in the Chapter 11 Cases. The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

9.                  Post-Effective Date Notice Pursuant to Bankruptcy Rule 2002. After the Effective Date, any entities or persons that want to continue to receive notice in the Chapter 11 Cases must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002 no later than April 2, 2018 (i.e., thirty (30) days after the Effective Date). To the extent a renewed request is not timely filed with the Court, the Reorganized Debtors are authorized to limit notice and not include such entities or persons on any post-Effective Date Bankruptcy Rule 2002 service list.

10.               Copies of Plan, Disclosure Statement and Confirmation Order. The Plan and the Confirmation Order contain other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety. The Plan, Disclosure Statement and the Confirmation Order can be obtained from Kurtzman Carson Consultants LLC (the “Voting Agent”) by: (i) download free of charge (http://www.kccllc.net/Rand); (ii) mail at Rand Ballot Processing Center, c/o KCC, 2335 Alaska Ave, El Segundo, CA 90245; (iii) telephone at 877.725.7523 (domestic), 424.236.7237 (international) or (iv) email request at RandLogisticsInfo@kccllc.com (reference to “Rand Logistics” in the subject line).

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Dated: March 1, 2018 Wilmington, Delaware	Respectfully Submitted,
/s/ Evelyn J. Meltzer

PEPPER HAMILTON LLP

David B. Stratton (No. 960)

David M. Fournier (No. 2812)
Evelyn J. Meltzer (No. 4581)
John H. Schanne II (No. 5260)

Hercules Plaza, Suite 5100

1313 Market Street

P.O. Box 1709

Wilmington, DE 19899

Telephone: (302) 777-6500

Facsimile: (302) 421- 8390

-and-

AKIN GUMP STRAUSS HAUER & FELD LLP

Meredith A. Lahaie (admitted pro hac vice)

Kevin Zuzolo (admitted pro hac vice)

Zach Lanier (admitted pro hac vice)

One Bryant Park

New York, NY 10036

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Joanna Newdeck (admitted pro hac vice) 1333 New Hampshire Avenue, N.W. Washington, District of Columbia 20036 Telephone: (202) 887-4000 Facsimile: (202) 887-4288

Counsel to Debtors and Debtors in Possession